UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 3, 2014 (December 27, 2013)

Mymetics Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-25132	25-1741849
(State of other jurisdiction of incorporation)	(Commission File Number)	(IRS Identification No.)Employer

Route de la Corniche 4
1066 Epalinges, Switzerland	NA
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  011 41 21 653 4535

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On December 27, 2013, Bestewil Holding B.V. ("BH"), a wholly-owned subsidiary of Mymetics Corporation, the registrant, entered into an Exclusive License and Collaboration Agreement ("LCA") with RSV Corporation ("RSVC"), under which Astellas Pharma Inc. ("Astellas") through RSVC will pay an up-front non-revocable license fee of $5,000,000 for an exclusive worldwide license for the global development and commercialization of BH's respiratory syncytial virus ("RSV") vaccine.  RSVC is a subsidiary of ClearPath Development Company, a company with which Astellas has announced a strategic partnership to form a portfolio of vaccine development companies with products for immunization against infectious diseases. Astellas’ funding to RSVC will be used to support development of  the RSV virosome vaccine from BH up to a Phase 2b. Astellas received exclusive rights to acquire RSVC as well as further develop and commercialize the vaccine product.

Under the terms of the LCA, BH and RSVC will collaborate to conduct research and development of the RSV vaccine in accordance with a research and development plan ("R&D Plan").  RSVC has agreed to fund and manage the research and development activities set forth in the R&D Plan, including the Phase 1 clinical trial and Phase 2 clinical trial described in the R&D Plan.

Under the LCA, BH shall receive milestone payments of up to $77 million and significant stepped double-digit royalties on net sales of the RSV vaccine worldwide.

The above is a summary of the terms of the LCA and is qualified in its entirety by the LCA that is attached as Exhibit 10.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

10.1	Exclusive License and Collaboration Agreement dated December 27, 2013 between Bestewil Holding B.V. and RSV Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: January 3, 2014	MYMETICS CORPORATION

	By:	/s/ Ronald Kempers
Ronald Kempers
President and Chief Executive Officer